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                                                                      Exhibit 16



October 17, 2006

Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Commission File No. 000-52091

Dear Sirs/Madams:

We have read Items 2.01 and 4.01 of Amendment No. 1 to the Form 8-K filing of GeoVax Labs, Inc. dated October 17, 2006. We agree with the statements made in the first sentence and the third paragraph of the filing.

We have no basis to agree or disagree with the statements contained in the second sentence, the second paragraph and the fourth paragraph of the filing.

Yours truly,

/s/ Tripp, Chafin & Causey, LLC

Tripp, Chafin & Causey, LLC













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